Exhibit 5.1

[Letterhead of Clifford Chance US LLP]

January 24, 2008

iStar Acquisition Corp.

1114 Avenue of the Americas
39th Floor
New York, New York 10036

Re:          iStar Acquisition Corp.

Ladies and Gentlemen:

We have acted as special counsel to iStar Acquisition Corp., a Delaware corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (File No. 333-147305) (as amended to the date of this letter, the “Registration Statement”) for the purpose of registering with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), the sale by the Company of 50,000,000 units, including 7,500,000 units that the underwriters will have a right to purchase from the Company to cover over-allotments, if any (collectively, the “Units”), each Unit consisting of (i) one share of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and (ii) one warrant to purchase one share of Common Stock at an exercise price of $7.50 per share (the “Warrants”).

In rendering the opinions set forth below, we have examined copies of (a) the Registration Statement, (b) the form of the underwriting agreement (the “Underwriting Agreement”) proposed to be entered into by and between the Company and the representatives of the several underwriters named therein, (c) the form of warrant agreement (the “Warrant Agreement”) to be entered into by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent, filed with the Commission on the date hereof, (d) the amended and restated certificate of incorporation of the Company, (e) the by-laws of the Company, filed with the Commission on November 13, 2007, (f) the specimen certificates evidencing each of the Units, Common Stock and Warrants, in the forms filed with the Commission on December 26, 2007, (g) certain resolutions of the board of directors of the Company and (h) originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates and letters of public officials and other instruments as we have deemed necessary or appropriate for the purposes of rendering the opinions set forth below.  In rendering the opinions set forth below, we have assumed that the Underwriting Agreement and Warrant Agreement will be entered into substantially in the forms of those documents which we have reviewed.  In examining all such documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us purporting to be originals, and the conformity to the respective originals of all documents submitted to us as certified, telecopied, photostatic or reproduced copies.

We have relied as to all matters of fact upon certificates and written statements of public officials and of officers, directors, employees and representatives of, and accountants for, the Company.

Based upon and subject to the foregoing, and such examination of law as we have deemed necessary, we are of the opinion that:

1.                                       The Units, when issued, delivered, and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

2.                                       The Common Stock included in the Units, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

3.                                       The Warrants included in the Units, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement and the Warrant Agreement, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or otherwise affecting creditors’ rights and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

The opinions expressed above are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required by the Securities Act.

Very truly yours,

/s/ Clifford Chance US LLP